Exhibit 99.1

CompuDyne's Public Safety and Justice Division Names Dan Crawford Divisional President & CEO

    ANNAPOLIS, Md.--(BUSINESS WIRE)--Oct. 27, 2004--CompuDyne Corporation (NASDAQ:CDCY) an industry leader in sophisticated security products, integration and technology for the public security markets, announced that Mr. Dan Crawford has joined CompuDyne's Public Safety and Justice unit as the division's President and CEO. Mr. Crawford brings over 25 years of public sector experience to CompuDyne.
    "Dan Crawford brings world-class experience and management strengths to our Public Safety & Justice business," said Martin Roenigk, Chairman & CEO of CompuDyne. "Dan has the proven ability to take our business to the next level of scale, technical superiority and customer centricity. Bringing on a manager with Dan's record of success is a measure of our commitment to expanding our leading position in this industry."
    "I am extremely pleased to have been invited to join this great team," Crawford said. "Tiburon and the associated businesses in the Public Safety and Justice division of CompuDyne have established themselves as clear leaders in the top tier of this industry. As market conditions continue to improve, our opportunities are great and our future is bright."
    Prior to joining CompuDyne, Mr. Crawford was the Chairman, CEO and President of VisionAIR, Inc, a public safety solutions provider. Prior to VisionAIR, he was the President of Printrak, a Motorola Company, responsible for Motorola's global portfolio of Public Safety and Justice software solutions. Prior to Printrak, Mr. Crawford was the Founder and CEO of EPIC Solutions, a venture-backed, solutions provider in the same industry. In 1999, EPIC Solutions earned a spot on the INC 500 list of fastest growing companies. Prior to EPIC Solutions, he was a senior vice president with Science Applications International Corporation (SAIC).
    Mr. Crawford replaces Gary Bunyard, CEO and President, since April 2003. Mr. Bunyard, with Tiburon since 1990, has held several executive positions in the company, including Chief Operating Officer, Vice President of Corrections and Justice Products, and Vice President of Sales and Marketing. Mr. Bunyard will continue with the Public Safety and Justice division of CompuDyne as Senior Vice President, Business Development, responsible for Sales, Marketing, and Product Management.

    Certain statements made in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including those statements concerning the Company's expectations with respect to future operating results and other events. Although the Company believes it has a reasonable basis for these forward-looking statements, these statements involve risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the security market, competitive factors and pricing measures, regulatory requirements, the Company's ability to secure new contracts and the risks inherent in CompuDyne's business and future uncertainties which are further described in its filings with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports.

    CONTACT: CompuDyne Corporation
             Investor Relations:
             Geoffrey F. Feidelberg, 410-224-4415 ext.313 investors.relations@compudyne.com